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                                                                       Exhibit 5


                      [Letterhead of Dorsey & Whitney LLP]



                                September 7, 2001


Diametrics Medical, Inc.
2658 Patton Road
Roseville, MN 55113

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Diametrics Medical, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 relating to the sale by the Company from time to time of up to 900,000 shares of Common Stock, $.01 par value per share, of the Company ("the Shares"), initially issuable pursuant to awards granted under the Company's 1990 Stock Option Plan, 1993 Directors' Stock Option Plan and 1995 Employee Stock Purchase Plan (the "Plans").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ Dorsey & Whitney LLP


KLC